SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☒	Soliciting Material Pursuant to §240.14a-12

ACXIOM CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:
Common Stock

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Filed by Acxiom Corporation

Pursuant to Rule 14a-12 under the

Securities Exchange Act of 1934

Subject Company: Acxiom Corporation

Commission File No.: 000-13163

This filing consists of (i) an email from Charles Morgan, the Company Leader, to the Company’s employees regarding the proposed acquisition, (ii) a Q&A for the Company’s employees regarding the effect of the proposed acquisition on the Company’s 401(k) plan and the Company’s stock, and (iii) an article published in the Company’s internal newspaper, The Globe.

For internal use and distribution

MORGAN’S MINUTES

Hello, everyone. I thought things might slow down a bit today. Silly me. I’ve done a couple more media interviews, talked with several clients, addressed a Financial Services Organization town hall, and spent time reviewing your questions and asking the right people to supply answers. Many of these have been added to the FAQ document at the top under “NEW: May 17, 2007.” Here’s the link: http://isweb/xinfo/.

Friday I plan to answer each e-mail I’ve received. So if your question isn’t answered in the FAQ, you can expect to get an answer tomorrow. Thanks, everyone. And keep those comments and questions coming – charles@acxiom.com. Friday might as well be just as busy as today!

Additional Information and Where to Find It

In connection with the proposed transaction, Acxiom will be filing a proxy statement and relevant documents concerning the transaction with the Securities and Exchange Commission (“SEC”). SECURITY HOLDERS OF ACXIOM ARE URGED TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and security holders can obtain free copies of the proxy statement and other documents when they become available by contacting Investor Relations, Acxiom Corporation, 1 Information Way, Little Rock, AR 72202 (501-342-3545).In addition, documents filed with the SEC by Acxiom are available free of charge at the SEC’s web site at www.sec.gov.

Acxiom and its directors, executive officers and certain other members of its management and employees may, under SEC rules, be deemed to be participants in the solicitation of proxies from Acxiom’s stockholders in connection with the transaction, which may be different than those of Acxiom stockholders generally. Information regarding the interests of such directors and executive officers is included in Acxiom’s proxy statements and Annual Reports on Form 10-K, previously filed with the SEC, and information concerning all of Acxiom’s participants in the solicitation will be included in the proxy statement relating to the proposed transaction when it becomes available. Each of these documents is, or will be, available free of charge at the SEC’s web site at http://www.sec.gov and from Investor Relations, Acxiom Corporation, 1 Information Way, Little Rock, AR 72202 (501-342-3545).

NEW: MAY 17, 2007

401(K) PLAN AND ACXIOM STOCK

Will Acxiom continue to make the matching contribution, in Acxiom stock, between now and the time the acquisition closes?

Yes. Until the transaction is complete, we intend for the matching contribution to continue to be made in Acxiom stock. Likewise, all Acxiom shares held in the plan will continue to be 100 percent diversifiable.

What will happen to the Acxiom shares in my 401(k) account?

When the acquisition closes, Acxiom shares within your 401(k) account will be converted to cash at $27.10 per share unless the deal with Silver Lake and ValueAct Capital changes.. You may direct the investment of the cash proceeds among the other investment options available in the 401(k) plan. We will issue further guidance about how you may provide investment instructions with respect to the shares that are converted to cash.

When the transaction is complete will my matching contribution account become 100% vested?

No. A change in ownership does not result in 100% vesting of the matching contribution account. Your matching contribution account will continue to vest as you accrue more service, in accordance with the Plan’s vesting schedule.

What will happen to the Acxiom shares in my matching contribution account that have not yet vested?

Those shares will convert to cash also, and the cash will be invested, in accordance with your instructions, among the investment options within the plan. Just like the unvested shares that you previously held, you will forfeit the unvested portion of your matching contribution account if you leave Acxiom before becoming fully vested.

Between now and the time that the acquisition closes, will I be able to continue to direct the investment of my account, take loans, etc?

Yes. The 401(k) plan will continue to function as usual between now and the closing date.

What about after the closing date? Will Acxiom continue to make matching contributions to the 401(k) plan and, if so, will the matching contribution be in cash at that time?

These details have not yet been determined as is normal course of business for these kinds of transactions. When there is news to report, we will issue more information about this.

I am currently participating in the Employee Stock Purchase Plan (“ESPP”). May I continue to participate between now and the time that the acquisition closes and, if so, may I increase or decrease my contribution rates?

Yes. Your participation will continue unless you elect otherwise. The acquisition agreement includes a cap on the number of ESPP shares that may be issued each month. Therefore, you may decrease your participation rate during this time, in accordance with the plan terms, but you cannot increase it.

Can we buy and sell stock or exercise options before the deal is completed?

Generally yes, there are no restrictions other than the provisions of Acxiom's Insider Trading, including the prohibition against ever trading Acxiom stock if you are in possession of pertinent non-public material information. If you do execute a trade, the proceeds you receive will be based on the trading price and not on the price in the merger agreement.

OTHERS

Why weren’t associates told earlier about this deal? I learned about it on the 10 p.m. TV news.

News about Acxiom being acquired is considered “material” – meaning that a shareholder or potential shareholder would want to know it before making the decision on whether or not to buy or sell stock. By law we couldn’t “selectively” disclose that information. So we couldn’t inform associates until the news had been made public.

Should we worry that employees of Silver Lake or ValueAct Capital will move into our Acxiom jobs?

It is important to remember that these two companies employ about 75 people combined. They are investment specialists and financial analysts. We have no reason to believe that Silver Lake or ValueAct Capital employees will replace Acxiom associates.

Will the Acxiom culture change? Will our benefits program change?

We got many questions to which the answers are: 1) we don’t anticipate any changes; 2) this hasn’t yet been discussed; or 3) it is too early to tell. In the case of these two examples, the answer to the first one is “1” and the answer to the second is “all of the above.”

Will the change in ownership jeopardize our relationship with EMC or our other strategic partners?

We do not see any adverse consequences where our strategic partnerships are concerned, nor have conversations with our key contacts at those partners suggested that they are worried about the deal.

Will Acxiom associates have the ability to invest in the company after it goes private?

Those details have not yet been determined. In these types of transactions, a certain number of leaders may be given the opportunity to invest, but rarely does that extend through the complete ranks of associates. But again, that issue has not been addressed.

With Acxiom organized into three primary divisions, each with its own chief executive, couldn’t people conclude that the company has positioned itself so that one or more divisions could easily be sold off?

We have no reason to think anyone at Silver Lake or ValueAct Capital has decided that Acxiom should change its portfolio of products and services. Jeff Ubben is a member of our board of directors, and as such he has supported the three-division structure prior to making his offer to acquire Acxiom.

Will Acxiom be providing any type of financial planning assistance to associates with respect to issues arising as a result of this acquisition?

While Acxiom does not provide nor endorse any type of financial planning assistance, the Employee Assistance Plan (“EAP”) provides a resource for you to seek financial planning assistance, if you so choose. The link is www.lifeeap.com. Financial services in the EAP include Financial services include one no-cost, 30-minute telephonic consultation. You will receive a 25 percent discount on fees if you choose to retain an affiliated financial professional for further assistance.

Additional Information and Where to Find It

In connection with the proposed transaction, Acxiom will be filing a proxy statement and relevant documents concerning the transaction with the Securities and Exchange Commission (“SEC”). SECURITY HOLDERS OF ACXIOM ARE URGED TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and security holders can obtain free copies of the proxy statement and other documents when they become available by contacting Investor Relations, Acxiom Corporation, 1 Information Way, Little Rock, AR 72202 (501-342-3545). In addition, documents filed with the SEC by Acxiom are available free of charge at the SEC’s web site at www.sec.gov.

Acxiom and its directors, executive officers and certain other members of its management and employees may, under SEC rules, be deemed to be participants in the solicitation of proxies from Acxiom’s stockholders in connection with the transaction, which may be different than those of Acxiom stockholders generally. Information regarding the interests of such directors and executive officers is included in Acxiom’s proxy statements and Annual Reports on Form 10-K, previously filed with the SEC, and information concerning all of Acxiom’s participants in the solicitation will be included in the proxy statement relating to the proposed transaction when it becomes available. Each of these documents is, or will be, available free of charge at the SEC’s web site at http://www.sec.gov and from Investor Relations, Acxiom Corporation, 1 Information Way, Little Rock, AR 72202 (501-342-3545).

 ACXIOM GLOBE

Deal Day: Leaders, Lawyers and Logistics

Announcement after business hours was not in the original plan

The best laid plans of deal-making often come down to the wire and with unforeseen delays. Kelley Bass provides a track-side account of Wednesday’s big race to the finish.

By Kelley Bass

If you do your best work in a tranquil setting, you probably wouldn’t have been very productive Wednesday if your office was in the Acxiom Plaza building in Little Rock.

Company headquarters was almost literally buzzing from early morning well into the night as the final details were hammered out between Silver Lake, ValueAct Capital, the special committee of the Acxiom board of directors, the independent directors on the Acxiom board, representatives of the companies providing the financing and more than enough lawyers to keep Paris Hilton and Britney Spears out of hot water for weeks at a time.

It was the latter group that provided much of the drama and fueled almost all of the hurrying-up-and-waiting that led to repeated delays in issuing the big news. That the timetable got stretched past regular business hours on Wednesday was even more agonizing, because Acxiom leadership had hoped to finalize the deal and announce it early Monday morning – about 60 hours earlier than it was.

Charles Morgan had cut short a trip to London to return to Little Rock on Sunday, May 13, in time for yet another in a long line of Acxiom board meetings. And he fought jet lag to get a good night’s sleep in anticipation of making the big announcement Monday.

Monday, of course, came and went – another board meeting in the books but no deal to reveal. But progress continued to be made, and by Tuesday afternoon it appeared that early Wednesday morning the world would learn that two private equity firms had agreed to purchase Acxiom in a $3.0 billion transaction.

Not so fast. The material terms of the deal still hung in the balance, and no agreement had been reached. Acxiom senior leaders and the company’s communications team worked deep into Tuesday night, and all the communication documents that would be needed to spread the news once a deal was done had been completed, approved and re-approved. News release? Check. Morgan’s Minutes? Check. Frequently-asked-questions document? Check.

Wednesday dawned crisp and lovely in Little Rock – at least for someone who had slept the night before. For the lawyers, financial advisors and Acxiom leaders who had worked through the night Wednesday probably looked and felt more like an extension of a really long Tuesday.

Because the news of the pending deal was “material” – meaning it was something a shareholder or potential shareholder would want to know before making the decision to buy or sell stock – it could not be disclosed until the deal was done. Acxiom leaders had decided they would rather make the announcement either before the U.S. stock markets opened at 8:30 a.m. CDT or after they closed at 3:00 p.m. CDT in order not to disrupt trading.

But by early morning, it was clear that material deal points were still being discussed. The news didn’t break right at 3:00 p.m., and it still wasn’t out by 4:30 p.m. And that’s when the intensity that the negotiating entities and their support teams had been experiencing for weeks spread to the rest of the interested parties at the Acxiom Plaza. OK, so the news would not break at 4:30. But when might it? 6:15 seemed safe ... until about 6:10, when the figurative “thumbs up” hadn’t yet been flashed.

So ... if not 6:15, when? The deal was “that” close, it appeared. Push it to 6:45? Sounds like a winner! Tick-tock. 6:15 and no word yet. Patiently, everyone watched and waited. (That’s a lie – patience had long ago left the building, though, thankfully, humor was still hanging around.) Finally, about 6:20, the word came down. The deal was done! Was that a boy crying “wolf” or was this alarm finally not false? Indeed, it was really happening, and just like that, off Morgan went – bang, bang, bang:

•	6:25 p.m.: Being interviewed by the Associated Press via telephone
•	6:37 p.m.: Joining the leadership conference call a few minutes late
•	6:53 p.m.: Joining the earnings conference call – late in theory but not in reality as Rodger Kline had not yet completed his opening comments
•	7:55 p.m.: Addressing a room full of local media
•	8:30 p.m.: Finally coming up for a breath of air, a few moments’ reflection and a hasty exit for home.

Meanwhile, Acxiom leaders headed home to be with spouses they had barely seen in days. And members of the Acxiom marketing and PR team members packed their laptops and deposited reams of marked-up early versions of deal communications into the shred bin.

A good job was done by all – even those meticulous lawyers! – on what all in all was one of the most action-packed days in Acxiom history, equal parts exhilaration and frustration. A day few will forget ... or hope to relive any time soon.

Additional Information and Where to Find It

In connection with the proposed transaction, Acxiom will be filing a proxy statement and relevant documents concerning the transaction with the Securities and Exchange Commission (“SEC”). SECURITY HOLDERS OF ACXIOM ARE URGED TO READ

THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and security holders can obtain free copies of the proxy statement and other documents when they become available by contacting Investor Relations, Acxiom Corporation, 1 Information Way, Little Rock, AR 72202 (501-342-3545).In addition, documents filed with the SEC by Acxiom are available free of charge at the SEC’s web site at www.sec.gov.

Acxiom and its directors, executive officers and certain other members of its management and employees may, under SEC rules, be deemed to be participants in the solicitation of proxies from Acxiom’s stockholders in connection with the transaction, which may be different than those of Acxiom stockholders generally. Information regarding the interests of such directors and executive officers is included in Acxiom’s proxy statements and Annual Reports on Form 10-K, previously filed with the SEC, and information concerning all of Acxiom’s participants in the solicitation will be included in the proxy statement relating to the proposed transaction when it becomes available. Each of these documents is, or will be, available free of charge at the SEC’s web site at http://www.sec.gov and from Investor Relations, Acxiom Corporation, 1 Information Way, Little Rock, AR 72202 (501-342-3545).